Exhibit 3.1

AMENDMENT TO BYLAWS

OF

REYNOLDS AMERICAN INC.

THE UNDERSIGNED, being the Secretary of Reynolds American Inc., a North Carolina corporation (the “Company”), does hereby certify that the Board of Directors of the Company adopted the following resolutions on December 1, 2016:

RESOLVED, that Article 4, Section 4.02 of the Amended and Restated Bylaws of the Company (the “Bylaws”) is hereby amended by deleting Section 4.02 in its entirety and replacing it with the following language:

Section 4.02 Indemnification. If a claim under Section 1 or 2 of Article Ninth of the Corporation’s Articles of Incorporation is not paid in full by the Corporation within 60 calendar days after a written claim has been received by the Corporation, the person claiming indemnification may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, such claimant shall be entitled to be paid also the expense of prosecuting or defending such suit. In any case, it shall be a defense to such claims that, and the Corporation shall not be obliged to advance any such expense if, the claimant has not met any applicable standard of conduct for indemnification set forth in the North Carolina Business Corporation Act or the Corporation’s Articles of Incorporation. The Corporation shall not advance any such expenses to a claimant, unless the Corporation has previously received from such claimant an unsecured undertaking to repay the amount of such expenses in the event it is determined such claimant was not entitled to indemnification. A determination by the Corporation (including by the disinterested members of its Board of Directors or an independent legal counsel approved by the Board of Directors) to the effect that the claimant has not met the applicable standard of conduct, or the failure by the Corporation (or by the disinterested members of its Board of Directors or an independent legal counsel approved by the Board of Directors) to make any such determination, shall not create a presumption that the claimant has not met the applicable standard of conduct.

RESOLVED FURTHER, that except as amended herein, the Bylaws remain in full force and effect; and

RESOLVED FURTHER, that the officers of the Company are hereby authorized and directed, in the name and on behalf of the Company, to take or cause to be taken all such actions, and to execute and deliver or cause to be executed and delivered all such documents and instruments as they may deem necessary or appropriate in order to carry out the purpose and intent of the foregoing resolutions.

[Remainder of the page left blank]

THE UNDERSIGNED, the Secretary of the Company, has executed and certified to this Amendment to Bylaws as of the 1st day of December, 2016.

REYNOLDS AMERICAN INC.

By:	/s/ McDara P. Folan, III
Name: McDara P. Folan, III
Title: Secretary